Exhibit 99.1

A MESSAGE FROM MICHAEL J. HENNIGAN

October 11, 2022

Dear Colleagues and Shareholders,

This past April, I shared with you that I had been diagnosed with throat cancer and would be undergoing treatment. Today, I want to share a very positive update. I completed the seven-week radiation and chemotherapy treatment protocol for this condition a few months ago. As is routine for this type of cancer, I recently underwent a series of tests and scans to determine the effectiveness of that treatment. I am very pleased to report that the results indicate no sign of cancer. While my prognosis is excellent and I am pleased to share this encouraging outcome with you, I will as a matter of course be monitored in the future.

I want to express my sincere thanks to all employees, as well as investors and business leaders, who offered their words of encouragement. It was very uplifting and I am extremely grateful.

I remain focused on the future and honored to lead Marathon Petroleum Corporation. Thanks for your support.

Mike.